Exhibit 99.1

October 9, 2007
Advaxis, Inc. Phase I/II Results of Lovaxin C in Cervical Cancer Study Released
Lovaxin C Is Well Tolerated In Clinical Trials Of Stage IVb Cervical Cancer Patients

“We Have Just Entered The Age Of Safe Live Bacterial Therapies”

Lyon, France & North Brunswick, NJ October 9, 2007 -- World Vaccine Congress: A first-in-man trial of a live Listeria vaccine was reported by Advaxis Inc. (OTCBB: ADXS - News). The Phase I/II trial was testing Lovaxin C in advanced cervical cancer patients. Lovaxin C is being developed by Advaxis as an immunotherapy that is intended to treat patients with cancers that result from human papilloma virus (HPV), including cervical cancer and head and neck cancer.

In the safety study, Advaxis reported treating fifteen patients in three dosage groups with thirty-minute 250 ml infusions of Lovaxin C at three week intervals. Patients were observed for a total of 111 days. All patients had either advanced, recurrent, or progressive cervical cancer, and with the exception of two women, all patients were stage IVb (end stage). Every patient experienced a flu-like syndrome in the three-to-twelve hours after dosing comprised of fever, chills, nausea, and occasional vomiting, which is consistent with immune stimulation. In the lower two doses, symptoms were well tolerated and resolved with the use of over the counter analgesics and antihistamines. In the highest cohort the pattern of symptoms was the same, however more severe and dose limiting; which required that the study be stopped at that point as a dosage ceiling was defined. The endpoint of the study, safety, was met as the assessments confirmed that Lovaxin C was safe to administer intravenously, that the pattern of adverse responses observed, as previously stated above, were consistent with immune stimulation, and that, for this population of patients, a dosage ceiling was determined.

Although efficacy was not a primary endpoint anecdotal information was obtained. Patients' tumors were assessed by CT scans and any tumor changes were scored using RECIST criteria. Two patients had only a single tumor measurement, making the assessable efficacy population thirteen patients. It was observed that five patients progressed, seven patients were stable (defined by RECIST as changes in tumor sizes of under 30%), and one patient had a reduction of her tumor burden by 32%, qualifying as an objective partial response. Of the seven stable patients, three had reductions in their tumor mass subsequent to treatment. While most lesions increased in size, tumor reduction was seen in a number of lesions and two tumors disappeared completely. One patient, who was staged at IVb, had failed two prior courses of chemotherapy and one course of radiation. After treatment, she was deemed sufficiently healthy to resume chemotherapy and was removed from the trial early for this purpose. Following additional chemotherapy and surgery she is currently tumor free, with normal hematologic function, and all laboratories within normal limits.

“Our long held belief that live Listeria vaccines are safe, even in end stage cancer patients, has been confirmed by this study. We have just entered the age of safe bacterial therapies. This milestone has given us the direction for the continued development of Lovaxin C as well as future therapeutic agents,” said Dr. John Rothman, VP of Clinical Development in assessing the trial data.

Dr. Rothman’s Lyon presentation will be made available as of today on the Advaxis website (www.advaxis.com).

About Advaxis

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania, and chairperson of Advaxis' Scientific Advisory Board. Advaxis' is developing therapeutic cancer vaccines that enhance the immune system's cancer-fighting abilities through its proprietary Listeria monocytogenes based system, which utilizes two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective Listeria based cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling Listeria platform technology that can elicit effective anti-tumor responses. Advaxis' lead Listeria vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further Listeria vaccines in development target breast, ovarian and lung cancers. Advaxis has entered a Phase I/II clinical trial. The Listeria platform will also have applications in the fields of infectious disease and autoimmune disorders.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Company Contact:
Advaxis, Inc.
Thomas A. Moore
732-545-1590
moore@advaxis.com